Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated March 11, 2019 on the consolidated financial statements of HarborOne Bancorp, Inc. as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, which report appears in HarborOne Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Wolf & Company, P.C.

August 13, 2019